CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$200,000,000	$7,860.00

PROSPECTUS Dated January 23, 2009	Pricing Supplement Number: 4905 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated January 23, 2009	Dated February 18, 2009 Registration Statement: No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES G

(Senior Floating Rate Notes pursuant to the FDICs Temporary Liquidity Guarantee Program)

This debt is guaranteed under the Federal Deposit Insurance Corporations Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDICs regulations, 12 CFR Part 370, and at the FDICs website, www.fdic.gov/tlgp. The expiration date of the FDICs guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Issuer:	General Electric Capital Corporation ("GE Capital")
Guarantor:	Federal Deposit Insurance Corporation ("FDIC")
Ratings:	Aaa/AAA
Trade Date:	February 18, 2009
Settlement Date (Original Issue Date):	February 20, 2009
Maturity Date:	June 1, 2012
Principal Amount:	US $200,000,000
Price to Public (Issue Price):	100%
Agents Commission:	0.175%
All-in Price:	99.825%
Net Proceeds to Issuer:	US $199,650,000
Ranking:	Senior
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.17%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly

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Filed Pursuant to Rule 424(b)(3)
Dated February 18, 2009
Registration Statement No. 333-156929

Interest Payment Dates:	Quarterly on the 1st of March, June, September and December, commencing June 1, 2009 and ending on the Maturity Date (long first coupon)
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360, Modified Following
Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter
CUSIP:	36967HAK3
ISIN:	US36967HAK32
Common Code:	041468653
Method of Settlement:	Depository Trust Company (DTC), and its direct participants, including Euroclear and Clearstream, Luxembourg
Trustee:	The Bank of New York Mellon

Risk Factors

Investing in the Notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Investors should be aware that the FDIC Guarantee is made pursuant to the FDICs regulations, 12 C.F.R. Part 370, as specified at the FDICs website, www.fdic.gov/tlgp. Such regulations may be subject to further interpretive decisions and rulemaking by the FDIC that could adversely affect how the FDIC Guarantee (as defined in the prospectus supplement hereto) would apply to the Notes and the FDIC Guarantee is subject to additional risks as described in the prospectus supplement hereto under "FDIC Guarantee under the Temporary Liquidity Guarantee Program, Risks Relating to the FDIC Guarantee".

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Filed Pursuant to Rule 424(b)(3)
Dated February 18, 2009
Registration Statement No. 333-156929

Plan of Distribution

The Notes are being purchased by the underwriter listed below ( the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.175% of the principal amount of the Notes. The Notes will not be exclusively marketed and targeted to retail customers.

Institution Lead Managers:	Commitment
Deutsche Bank Securities Inc	$200,000,000

Total	$200,000,000

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information

General

At the year ended December 31, 2008, we had outstanding indebtedness totaling $510.356 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2008, excluding subordinated notes payable after one year, was equal to $500.474 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2004	2005	2006	2007	2008
1.82	1.66	1.63	1.56	1.24

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT. THE INFORMATION ON THE INTERNET SITE OF THE FDIC IS NOT A PART OF THIS FREE WRITING PROSPECTUS OR ANY PROSPECTUS.